UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 29, 2014

Horsehead Holding Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33658	20-0447377
(Commission File Number)	(IRS Employer Identification No.)

4955 Steubenville Pike Suite 405, Pittsburgh, Pennsylvania	15205
(Address of Principal Executive Offices)	(Zip Code)

(724) 774-1020
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On April 29, 2014, Zochem, Inc. (“Zochem”), a wholly owned subsidiary of Horsehead Holding Corp. (the “Company”), entered into a new $20.0 million Revolving Credit and Security Agreement (the “2014 Zochem Facility”), as borrower, with PNC Bank, N.A., as agent and lender. The Company also entered into the 2014 Zochem Facility as a guarantor of Zochem’s obligations.

The 2014 Zochem Facility replaces the $15.0 million CAD Revolving Credit and Security Agreement that was originally entered into by Zochem on December 21, 2012 with PNC Bank, Canada Branch, as agent and lender.  The 2014 Zochem Facility has essentially the same terms as the $15.0 million CAD Revolving Credit and Security Agreement.

The 2014 Zochem Facility provides for a twenty-nine month senior secured revolving credit facility in an aggregate principal amount of up to $20.0 million. The aggregate amount of loans permitted to be made to Zochem under the revolving credit facility may not exceed a borrowing base consisting of the lesser of: (a) $20.0 million, minus the aggregate undrawn amount of outstanding letters of credit, and (b) the sum of a certain portion of eligible accounts receivable and eligible inventory of Zochem, minus the aggregate undrawn amount of outstanding letters of credit and certain availability reserves. Up to an aggregate of $5.0 million will be available to Zochem for the issuance of letters of credit, which reduce availability under the revolving credit facility. Zochem’s obligations under the 2014 Zochem Facility are secured by a first priority lien (subject to certain permitted liens) on substantially all of the tangible and intangible assets of Zochem.

Borrowings by Zochem under the 2014 Zochem Facility will bear interest at a rate per annum which, at the option of Zochem, can be either: (a) a domestic rate equal to the “alternate base rate,” as determined under the 2014 Zochem Facility, plus an applicable margin of 1.00% based on average undrawn availability, or (b) a CDOR or eurodollar rate” as applicable, plus a margin of 2.50% based on average undrawn availability. Zochem will pay a letter of credit fee to the lenders under the 2014 Zochem Facility of 2.50%, based on average undrawn availability, and a fronting fee to the issuing bank equal to 0.25% per annum on the average daily face amount of each outstanding letter of credit, as well as certain other related charges and expenses.

The 2014 Zochem Facility contains customary events of default. During an event of default, if the agent or lenders holding greater than 66 2/3% of the advances under the facility so elect, the interest rate applied to any outstanding obligations will be equal to the otherwise applicable rate (including the highest applicable margin) plus 2.0% and any letter of credit fees will be increased by 2.0%. Upon (a) the occurrence of an event of default related to the bankruptcy of Zochem or the Company or (b) at the option of lenders holding greater than 66 2/3% of the advances under the facility, the occurrence of any other event of default, all obligations under the 2014 Zochem Facility will become immediately due and payable.

Zochem will pay an unused line fee to the lenders under the 2014 Zochem Facility of 0.75% per annum, based on average undrawn availability, times the amount by which the maximum revolving advance amount exceeds the average daily unpaid balance of revolver loans and undrawn amount of any outstanding letters of credit during any calendar quarter.

The 2014 Zochem Facility contains a minimum fixed charge coverage ratio of 1.15:1.00 which Horsehead must comply with at the time of any advance request. The 2014 Zochem Facility also contains customary restrictive negative covenants as well as customary reporting and other affirmative covenants.

The description of the 2014 Zochem Facility is not intended to be complete and is qualified in its entirety by the complete text of the 2014 Zochem Facility, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

The list of exhibits in the Exhibit Index to this report is incorporated herein by reference.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on May 1, 2014.

HORSEHEAD HOLDING CORP.

/s/ Robert D. Scherich
By:	Robert D. Scherich
Its:	Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Revolving Credit and Security Agreement, dated as of April 29, 2014, by and among Zochem, Inc., as borrower, Horsehead Holding Corp., as guarantor, and PNC Bank, N.A., as agent and lender.